UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 09, 2022

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-15997	95-4783236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard Suite 6000 West
Santa Monica, California		90404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 447-3870

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	EVC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2022, Entravision Communications Corporation (the “Company”) entered into a new employment agreement with Karl Meyer, pursuant to which he will serve as the Company’s Chief Revenue and Product Officer. This new agreement, effective as of May 1, 2022, replaces a similar agreement with Mr. Meyer, which agreement was effective as of May 13, 2019 through April 30, 2022.

The agreement with Mr. Meyer provides for an initial base salary of $610,000 per year for the term of his agreement, which ends on December 31, 2025. Mr. Meyer's base salary may be increased in the discretion of the Compensation Committee of the Board of Directors of the Company. In addition, Mr. Meyer is eligible to receive up to $60,000 quarterly bonuses for each of the first three quarters of each year and an annual bonus of up to $150,000, with each bonus payment subject to the company’s achievement of certain financial targets, and up to an additional $225,000, in the event the company overachieves those financial targets. He is also eligible for equity incentive grants under the Company’s equity incentive plans.

If Mr. Meyer’s employment is terminated by us without cause or by Mr. Meyer for good reason, including a change of control of the company where Mr. Meyer is not offered continued employment as a senior executive or a requirement to move the principal location at which his job duties will be based outside the greater Los Angeles, California area, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) a severance payment equal to (a) one year of his then-current base salary, multiplied by (b) 0.5, (iii) a prorated bonus amount equal to the product of: (a) the quarterly bonus that Mr. Meyer would be entitled to receive had his employment not been terminated during the quarter for such quarterly bonus, multiplied by (b) a fraction, the numerator of which is the number of days preceding such termination in the then-current calendar quarter, and the denominator of which is 90, and (iv) if the termination occurs in the fourth quarter of the year, a prorated bonus amount equal to the product of: (a) the annual bonus that Mr. Meyer would be entitled to receive had his employment not been terminated during the fourth quarter, multiplied by (b) a fraction, the numerator of which is the number of days during the year in which Mr. Meyer was employed by the company and the denominator of which is 365. If Mr. Meyer's employment is terminated by the Company for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus or other compensation.

The foregoing summary does not purport to be complete and is qualified in its entirety by the terms of the employment agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1† Employment Agreement effective as of March 1, 2020 by and between the registrant and Karl Meyer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Entravision Communications Corporation

Date:	June 10, 2022	By:	/s/ Walter F. Ulloa
Walter F. Ulloa, Chairman and Chief Executive Officer